EXHIBIT 99.1

ExOne Expands 3D Metal Printing Capability and Adds to Suite of Binder Solutions

NORTH HUNTINGDON, Pa., July 23, 2013 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE) ("ExOne" or "the Company"), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers, announced today that it added iron infiltrated with bronze as a new 3D printing material and has also increased its suite of binder solutions for its 3D printing process.

ExOne's strategy is to expand its direct metal printing capabilities to increase opportunities in the industrial marketplace. Iron is widely used in the manufacturing of machine tools, automotive parts and general support structures. Part of the reason for iron's popularity as an industrial product is its cost effectiveness. Manufacturing iron-based products using ExOne's 3D printing technology allows for the direct creation of more intricate products than traditional manufacturing processes, and creates a more cost effective alternative to current 3D printing materials such as stainless steel. ExOne believes that the addition of iron to its metal portfolio will be well received by customers in the traditional markets for iron. ExOne prioritized its development of iron infiltrated with bronze as a result of general customer interest and the breadth of the manufacturing market.

To further develop its reach into the molds and casting industry, ExOne has added phenolic and sodium silicate to its suite of binders for use in its 3D printing process. Phenolic binder, used with ceramic sand in the 3D printing of molds and cores, offers customers three benefits:

1) Casting higher heat alloys,

2) Creating a higher strength mold or core, and

3) Improving the quality of the casting due to reduced expansion of the mold or core.

These capabilities address challenges faced by the automotive, aviation, hydraulic/heavy equipment and pump industries.

ExOne believes that sodium silicate binder will appeal to casting houses that are in search of cleaner environmental processes. It is further believed that the use of sodium silicate will reduce or eliminate the release of fumes and gas in the casting process, helping to reduce costs associated with air ventilation, and electrical and maintenance equipment.

Rick Lucas, ExOne's Chief Technology Officer, commented, "We are excited to add iron infiltrated with bronze to our product offerings. We continue to focus on the development of our other metals and materials. We remain committed to releasing at least one new material every six months. Our priorities are defined by the needs of our current customers and as we uncover new opportunities with prospective customers."

ExOne's Material Applications Laboratory (ExMAL), currently has eleven other materials under various stages of development. ExOne has been focused on 3D printing for industrial customers since 2005.

For more information regarding the 3D printing process, visit the Company's website at www.exone.com.

About ExOne

ExOne is a global provider of 3D printing machines and printed products to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre‐production collaboration and prints products through Production Service Centers, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated products, including consumables and replacement parts, and services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "typically," "anticipates," "believes," "appears," "could," "plan," and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, energy and other industrial products; the impact of disruption of our manufacturing facilities or PSCs; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; and the adequacy of our protection of our intellectual property, and other factors disclosed in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT: Media:
         Nicole McEwen
         Marketing Director
         (724) 765-1328
         nicole.mcewen@exone.com

         Investors:
         John Irvin
         Chief Financial Officer
         (724) 765-1310
         john.irvin@exone.com